Exhibit 99.5

Salem Media Group Shrinks Board to Reduce Costs

CAMARILLO, Calif.—(BUSINESS WIRE)—Salem Media Group, Inc. (Nasdaq: SALM) announced the resignation of board members James Keet Lewis, Jonathan Venverloh, Stuart W. Epperson Jr., and Edward C. Atsinger from its Board of Directors effective September 11, 2019.

Salem Media Group’s Chief Executive Officer, Edward G. Atsinger III, offered the following comment on these Board resignations: “The board members’ decisions to resign were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. During the last few years, Salem has faced several unique financial headwinds and we are looking for ways to cut costs while not impacting revenue. These resigning board members agreed that a reduction in board fees and travel costs would help improve the bottom line. I am grateful for the service of Messrs. Lewis, Venverloh, Epperson Jr. and Atsinger. Their years of service on the board contributed significantly to the impact Salem is making.” With these departures, Salem’s board consists of its founding members Edward G. Atsinger, III and Stuart Epperson, and Eric Halvorson, Rich Riddle and Heather Grizzle.

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ABOUT SALEM MEDIA GROUP:

Salem Media Group is America’s leading multimedia company specializing in Christian and conservative content, with media properties comprising radio, digital media and book and newsletter publishing. Each day Salem serves a loyal and dedicated audience of listeners and readers numbering in the millions nationally. With its unique programming focus, Salem provides compelling content, fresh commentary and relevant information from some of the most respected figures across the Christian and conservative media landscape. Learn more about Salem Media Group, Inc., at www.salemmedia.com, Facebook and Twitter@SalemMediaGrp.

Contact:

Company Contact:

Evan D. Masyr

Executive Vice President & Chief Financial Officer

(805) 384-4512

evan@SalemMedia.com